Exhibit 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

ORASURE TECHNOLOGIES SETS 2005 ANNUAL MEETING DATE

Bethlehem, PA – (August 11, 2004) – OraSure Technologies, Inc. (Nasdaq NM:OSUR) today announced that its 2005 Annual Meeting of Stockholders is scheduled to be held on Tuesday, May 17, 2005, at the Radisson Hotel Bethlehem, Bethlehem, Pennsylvania, 18018. Stockholder proposals must be received no later than December 11, 2004, in order to be considered for inclusion in the Company’s Proxy Statement under relevant Securities and Exchange Commission rules and no later than February 16, 2005, in order to be considered at the Annual Meeting or to nominate a Director under OraSure Technologies’ Bylaws.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the life insurance industry and public health markets for the detection of antibodies to HIV-1. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to www.orasure.com.

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